UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2011

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33162	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina		27606
(Address of Principal Executive Offices)		(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 27, 2011, Red Hat, Inc. (the “Company”) entered into a Sublease Agreement (the “Sublease”) as sublessee with Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., as sublessor (the “Sublessor”), pursuant to which the Company has agreed to sublease the building located at 100 E. Davie Street, Raleigh, North Carolina (the “Premises”), which includes approximately 380,000 square feet of office and retail space and an integrated parking deck.

The Sublessor will deliver the Premises to the Company in stages, with delivery of the Premises to be completed on or before January 1, 2013. The term of the Sublease expires on August 23, 2035.

During the term of the Sublease, the Company will pay the Sublessor monthly base rent of approximately $380,000 per month from July 1, 2013 until December 31, 2020 and approximately $320,000 per month from January 1, 2021 until the end of the term of the Sublease, provided that the Company will only be liable for one-quarter of the base rent that would otherwise be due each month during 2027. The Company is also responsible for payment of taxes and all operating expenses relating to the Premises (other than certain expenses relating to the operation of the integrated parking deck and the retail portions of the Premises, which will be the responsibility of the tenants of those portions of the Premises) commencing on August 1, 2013, and continuing during the remaining term of the Sublease.

The Sublessor will provide an initial improvement allowance to the Company as follows: (a) the Sublessor will provide a cash payment of $3,200,000 to the Company on July 1, 2012, which may be applied by the Company to certain costs related to the Sublease and (b) the Sublessor will allow $3,200,000 to be credited on each of July 1, 2013, July 1, 2014 and July 1, 2015 against base rent that would otherwise be due and payable to the Sublessor from and after such dates. The Sublessor will provide an additional improvement allowance to the Company payable in the form of a credit against base rent equal to the total amount of base rent that would otherwise be due during calendar years 2028 - 2031.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2011	RED HAT, INC.

	By:	/s/ Charles E. Peters, Jr.

Name: Charles E. Peters, Jr.

Title: Chief Financial Officer